Prospectus Supplement
(to Prospectus dated August 12, 1999)

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                                    XOMA Ltd.

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
o   All of the common shares offered by the attached           o This supplement updates certain
    prospectus and this supplement are being                     information relating to the
    offered by certain of our shareholders, who will             circumstances of issuance (but not the
    receive all of the proceeds. These shares have               total number) of certain
    already been registered for resale on our                    of the common shares.
    registration  statement no. 333-84585,  filed in
    August 1999.                                               o Our  common  shares  are  listed  on the
                                                                 Nasdaq  National  Market under the symbol
                                                                 "XOMA."  The  last  reported  sale  price
                                                                 for the common shares on May 8,  2000 was
                                                                 US$ 4 3/8 per share.


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     This investment involves a high degree of risk. Consider carefully the risk factors beginning on page 3 of the attached prospectus before you invest.

                              --------------------

     Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              --------------------

              The date of this prospectus supplement is May 9, 2000



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                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of common shares by one of the selling shareholders as of March 31, 2000, and the number of common shares covered by the attached prospectus and this supplement:

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                                                                                                 Ownership
                                            Ownership                                         of Common Shares
                                         of Common Shares                             after the Offering (Assuming all
                                      prior to the Offering                               Shares Offered are sold)
                                      ---------------------                           --------------------------------
                                                              Number
Name of                                       Number          of Shares            Number of                Percent
Selling Shareholder                         of Shares         Offered              Shares                   of Class
-----------------------------------   ---------------------   ---------------      ----------               ----------
Genentech, Inc.                                3,661,200 (1)    2,000,000 (2)       1,661,200                2.4%

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(1)  Includes 3,611,200 shares issuable upon conversion of the entire amount of principal and accrued interest outstanding as of March 31, 2000 (approximately $34.05 million) under the convertible subordinated notes held by Genentech at a conversion price per share of $9.43. If these notes were converted as of the date of this prospectus supplement, the conversion price per share would be $4.82.

(2) Consists of shares issuable in the event of certain regulatory approvals, payment defaults, prepayments and other circumstances either (i) upon conversion of Series B Preference Shares issuable upon conversion of the convertible subordinated notes held by Genentech (see "Description of Share Capital - Preference Shares - The Series B Preference Shares") or (ii) directly from time to time for immediate sale by Genentech to third parties at prevailing market prices, the proceeds of which will be applied to prepay such convertible notes.

                       WHERE YOU CAN GET MORE INFORMATION

     You should read the attached prospectus for more information about XOMA and the common shares. The attached prospectus is part of a registration statement that we have filed with the SEC. The registration statement contains exhibits and other information not included in this supplement or the attached prospectus. At your request, we will provide you, without charge, a copy of any documents incorporated by reference in, or included as exhibits to, our registration statement. If you would like more information, write or call us at:

                                    XOMA Ltd.
                               2910 Seventh Street
                               Berkeley, CA 94710
                            Telephone: (510) 644-1170

     XOMA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. XOMA's SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.


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